                                                                    EXHIBIT 99.1

Investor Contact:                                      Media Contact:
PIMCO Advisors                                         Steve Hawkins/Linda Press
Kelli Powell                                           Sitrick And Company
800-387-4626                                           310-788-2850

For Immediate Release

              Glinsman Succeeds Long as CIO of PIMCO Advisors Unit

     NEW YORK CITY, New York, February 26, 1999 --- PIMCO Advisors Holdings L.P. (NYSE: PA) announced today that Colin Glinsman has succeeded George Long as Chief Investment Officer of its Oppenheimer Capital unit. Long, formerly CEO and Chief Investment Officer, has left Oppenheimer Capital to pursue personal interests.

     Glinsman, 41, who is a Managing Director, has worked on Oppenheimer Capital's investment team for almost 10 years, and is the portfolio manager for the 4-star Oppenheimer Quest Balanced Value Fund.

     Jim McCaughan, Chief Operating Officer, will continue to be primarily responsible for client service, marketing, operations and fixed income and international investment activities.

     "Colin's experience and record, together with his strong investment skills, make him ideally suited for the CIO role," said McCaughan.

     "I am excited to be given the leadership of Oppenheimer Capital's investment team, which has delivered excellent long-term performance to our clients for over twenty-five years," said Glinsman.

     "We have every confidence that this management team can build on the current strengths of Oppenheimer Capital to attain excellence in all aspects of their business," said William Cvengros, Chief Executive Officer of PIMCO Advisors. "We are grateful to George Long for his many years of service. He played a leading role in building Oppenheimer Capital into a great investment management company."

     Oppenheimer Capital has $62.4 billion in assets under management. It is a subsidiary of PIMCO Advisors L.P., one of the largest investment management companies in the United States with nearly $244 billion of assets under management.

Past performance is no guarantee of future results. The Oppenheimer Quest Balanced Value Fund is subadvised by Oppenheimer Capital and distributed by OppenheimerFunds Distributor, Inc., Two World Trade Center, New York, NY 10048